Exhibit 23.4

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

May 31, 2018

QEP Resources

1050 17th Street, Suite 800

Denver, CO 80265

Ladies and Gentlemen:

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report entitled “Report as of December 31, 2015 on Reserves and Revenue owned by QEP Energy Company” for QEP Resources, Inc. for the year ended December 31, 2015, originally included in the Annual Report on Form 10-K of QEP Resources, Inc. filed with the Securities and Exchange Commission on February 28, 2018.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716